Exhibit 5.1

July 31, 2007

Ducommun Incorporated

23301 Wilmington Ave.

Carson, CA 90745

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Ducommun Incorporated, a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of 600,000 shares (the “Shares”) of common stock, par value $0.01 per share of the Company (the “Common Stock”). The Shares subject to the Registration Statement are to be issued under the Company’s 2007 Stock Incentive Plan (the “Plan”).

For the purpose of the opinion set forth below, I have examined and am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares, and I have reviewed such corporate records of the Company and certificates of officers of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, I have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. With respect to agreements and instruments executed by natural persons, I have assumed the legal competency of such persons.

On the basis of the foregoing examination, and in reliance thereon, I am of the opinion that (subject to compliance with the pertinent provisions of the Securities Act and to compliance with such securities or “blue sky” laws of any jurisdiction as may be applicable) the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

I am admitted to practice in the State of California, and am not admitted to practice in the State of Delaware. However, for the limited purposes of my opinion set forth above, I am generally familiar with the Delaware General Corporation Law (the “DGCL”) as presently in effect and have made such inquires as I consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is limited to the current federal laws of the United States, the laws of the State of California and, to the limited extent set forth above, the DGCL, as such laws currently exist and to the facts as they currently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. I assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of my name under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

Sincerely,

/s/ James S. Heiser
James S. Heiser Vice President, General Counsel and Secretary